Exhibit 21

Registrant and Subsidiaries of the Registrant

	State of Organization	Percent of Voting Securities Owned By the Registrant

Coachmen Industries, Inc. (Registrant)	Indiana
Coachmen Operations, Inc.	Indiana	100%
Consolidated Leisure Industries, LLC	Indiana	100%
Consolidated Building Industries, LLC	Indiana	100%
Coachmen Motor Works, LLC (f/k/a Coachmen Recreational Vehicle Company, LLC)	Indiana	100%
Coachmen Recreational Vehicle Company of Georgia, LLC	Georgia	100%
Coachmen RV Group West Coast Regional Operations Center, LLC	California	100%
Viking Recreational Vehicles, LLC	Michigan	100%
Michiana Easy Livin' Country, LLC	Indiana	100%
All American Building Systems, LLC	Indiana	100%
All American Homes, LLC	Indiana	100%
All American Homes of Colorado, LLC	Colorado	100%
All American Homes of Indiana, LLC	Indiana	100%
All American Homes of Ohio, LLC	Ohio	100%
All American Homes of Iowa, LLC	Iowa	100%
All American Homes of North Carolina, LLC	North Carolina	100%
Mod-U-Kraf Homes, LLC	Virginia	100%
Consolidated Business Development, LLC	Indiana	100%
Coachmen Technology Services, Inc.	Indiana	100%
Coachmen Administrative Services, Inc.	Indiana	100%
COA Financial Services, Inc.	Delaware	100%
COA Finance Company, LTD	Bermuda	100%
Coachmen Properties, Inc.	Indiana	100%
Rover Industries, Inc.	Ohio	100%